                                                                EXHIBIT 4(a)(ix)

                    FIRST AMENDMENT TO AMENDED AND RESTATED
                  NOTE AGREEMENT DATED AS OF NOVEMBER 15, 1996


         Reference is hereby made to that certain Amended and Restated Note Agreement dated as of November 15, 1996 (the "Agreement") by and among THC Systems, Inc. (the "Company"), Oneida Ltd. (the "Guarantor"), Allstate Life Insurance Company ("Allstate Life"), Allstate Insurance Company ("Allstate") and Pacific Life Insurance Company (together with Allstate Life and Allstate, the "Purchasers"), as modified pursuant to that certain First Waiver to Amended and Restated Note Agreement dated as of November 15, 1996 (the "Waiver"). This First Amendment to Amended and Restated Note dated as of November 15, 1996 is hereinafter referred to as the "First Amendment."

         WHEREAS, the Company and the Guarantor disclosed to the Purchasers in a letter and accompanying materials dated August 23, 2000 (the "Amendment Request") certain pre-tax restructuring charges in the amount of $32 million for the Fiscal Quarter ending July 29, 2000, and are anticipating taking an additional pre-tax restructuring charge in an amount not to exceed $7 million (collectively, the "Restructuring Charges") for the Fiscal Quarter ending October 28, 2000;

         WHEREAS, as a result of the Restructuring Charges recorded for the Fiscal Quarter ended July 29, 2000, the Company's and the Guarantor's Consolidated Net Worth at the end of such Fiscal Quarter was $115,544,000, in violation of Section 7.1 of the Agreement;

         WHEREAS, as a result of the Restructuring Charges recorded for the Fiscal Quarter ended July 29, 2000, the Company's and the Guarantor's Consolidated Leverage Ratio at the end of such Fiscal Quarter was 4.42 to 1.0, in violation of Section 7.2 of the Agreement;

         WHEREAS, each of the Company and the Guarantor has requested that the Purchasers amend Section 7.1 and Section 7.2 of the Agreement to eliminate the effect of the Restructuring Charges; and

         WHEREAS, the Company and the Guarantor recently completed acquisitions of Delco International Ltd. ("Delco"), Viners of Sheffield Limited ("Viners") and Sakura, Inc. ("Sakura"). Each of the Company and the Guarantor has requested that, whenever the Agreement requires or permits the determination of the pro forma Consolidated EBITDA of Viners and Delco, the determination be made without regard to certain one-time non-operating charges totaling $4,800,000 recorded by Viners and Delco prior to their acquisition by the Company and the Guarantor.

         It is therefore agreed that:

         1. Definitions.

            "Level" shall have the meaning ascribed to such term in the Bank Agreement as in effect on the date hereof and as reflected in the definition of Applicable Margin, which definition of "Applicable Margin" shall have the meaning ascribed to such term in the Bank Agreement as in effect on the date hereof and as set forth on Exhibit A attached hereto. All defined terms used in the paragraph of the Bank Agreement which defines "Applicable Margin" and "Level" shall have the meanings ascribed to such terms in the Waiver and Amendment No. 1 to the Bank Agreement dated as of September 12, 2000. All defined terms used herein shall have the meanings assigned to such terms in the Agreement.

         2. Pro forma Calculation.

            Whenever the Agreement requires or permits the determination of the pro forma Consolidated EBITDA of Viners and Delco for the periods prior to their acquisition by the Company and the Guarantor, the Purchasers hereby agree that such determination may be made without regard to (a) a $1,800,000 pre-
         tax non-recurring employee bonus incurred by Viners in its fiscal quarter ending April 30, 2000 and (b) a total of $3,000,000 in pre-tax non-recurring employee bonus and employee compensation charges incurred by Delco in its fiscal quarter ending July 31, 2000.

         3. Amendments.

            (a) Section 1.1(a) of the Agreement is hereby deleted and the following inserted in lieu thereof:

                  1.1 Description of Notes. (a) This Amended and Restated Note
                Agreement (the "Agreement") amends and restates that certain Note Agreement dated as of November 15, 1996, the notes issued thereunder between the Company, the Guarantor, and the Purchasers named therein, and shall not constitute a novation of such Note Agreement or all or any portion of the indebtedness evidenced thereby. The Company has authorized the issuance and sale of $35,000,000 aggregate principal amount of its Senior Notes (the "Notes"), to be dated the date of issuance. The Notes shall bear interest from such date of issuance at the rate of:

                      (i) 7.49% per annum commencing May 1, 1997 up to and
                  including September 11, 2000 and

                      (ii) 7.99% per annum from September 12, 2000 until the
                  earlier of:

                           (a) the date or dates, as the case may be, of any
                      increase in the Level in which case the rate of interest will increase on such date to an amount equal to the sum of the then existing interest rate plus the amount of such increase in the Level; or

                           (b) the date or dates, as the case may be, of a
                      decrease in the Level in which case the rate of interest will decrease on such date to an amount equal to the then existing interest rate minus the amount of such decrease in the Level, provided that (i) in no event shall the interest rate fall below 7.49% and (ii) each of the Company and the Guarantor provides evidence to the Purchasers satisfactory to the Purchasers that:

                               (1) the Banks have not received further
                           compensation in any form as a result of any such reduction in the Level, (2) the Consolidated Leverage Ratio is, as of the date of the immediately preceding Fiscal Quarter, in compliance with Section 7.2 as amended herein and (3) no Event of Default exists, or

                           (c) maturity.

                All such interest payments shall be payable semi-annually on the first day of November and May of each year, and at maturity, and shall bear interest on overdue principal (including any overdue required or optional prepayment), premium, if any, and (to the extent legally enforceable) on any overdue installment of interest at the greater of (a) the rate of interest publicly announced by The Chase Manhattan Bank (or its successors or assigns) as its "prime rate" plus one percent (1%) or (b) 9.49% per annum, to be expressed to mature on November 1, 2008 and to be substantially in the form attached as Exhibit A. The term "Notes" as used herein shall include each Note delivered pursuant to this Agreement and each Note delivered in substitution or exchange therefor and, where applicable, shall include the singular number as well as the plural. Any reference to you in this Agreement shall in all instances be deemed to include any nominee of yours or any separate account or other person on whose behalf you are purchasing Notes. You are sometimes referred to herein as a "Purchaser" and, together with the other Purchaser, as the "Purchasers."

            (b) Section 5.1 of the Agreement shall be amended by deleting therefrom the following definition of "Consolidated EBITDA" and inserting in lieu thereof the following:

                Consolidated EBITDA - For any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, (c) depreciation and amortization expense, and (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, all as determined on a consolidated basis; provided that (y) in determining Consolidated EBITDA of the Guarantor and its Restricted Subsidiaries (i) for any period that includes the Fiscal Quarter ending October 30, 1999, there shall also be added to Consolidated Net Income the sum of $8,500,000, representing pre-tax extraordinary and non-recurring charges incurred in such quarter, (ii) for any period that includes the Fiscal Quarter ending July 29, 2000, there shall be added to Consolidated Net Income the sum of $32,000,000, representing pre-tax extraordinary and non-recurring charges incurred in such quarter, and (iii) for any period that includes the Fiscal Quarter ending October 28, 2000, there may be added to Consolidated Net Income pre-tax extraordinary and non-recurring restructuring charges incurred in such quarter in an amount not to exceed $7,000,000, and
            (z) for purposes of calculating Consolidated EBITDA of the Guarantor and its Restricted Subsidiaries for any period, the Consolidated EBITDA of any Person acquired by the Guarantor or its Restricted Subsidiaries during such period shall be included on a pro forma basis for such period (assuming the consummation of each such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period) if the consolidated balance sheet of such acquired Person and its consolidated Subsidiaries as at the end of the period preceding the acquisition of such Person and the related consolidated statements of income and stockholders' equity and of cash flows for the period in respect of which Consolidated EBITDA is to be calculated (i) have been previously provided to the holders of the Notes and (ii) either
            (A) have been reported on without a qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing or (B) have been found acceptable by the holders of the Notes.

            (c) The following language is inserted as Section 6.16 of the
         Agreement:

                6.16 Level Increases. The Company and the Guarantor shall notify the Purchasers in writing within five (5) days of (a) any increase in the Level from that which is in effect on September 12, 2000, including any increase from Level 6 (as defined in the Bank Agreement) to Level 7 (as defined in the Bank Agreement) and (b) any other compensation requested by the Banks.

            (d) Section 7.1 of the Agreement is hereby deleted and the following inserted in lieu thereof:

                7.1 Consolidated Net Worth. As of the last day of any Fiscal Quarter, the Guarantor will not permit Consolidated Net Worth of the Guarantor and its Restricted Subsidiaries to be less than the sum of
         (i) $110,000,000, plus (ii) 50% of the Consolidated Net Income of the Guarantor and its Restricted Subsidiaries (which for the purposes of this covenant shall not be reduced by losses) for the Fiscal Year ending January 27, 2001 and for each Fiscal Year thereafter.

            (e) Section 7.2 of the Agreement is hereby deleted and the following inserted in lieu thereof:

                7.2 Leverage Ratio. The Guarantor will not permit the Consolidated Leverage Ratio of the Guarantor and its Restricted Subsidiaries to be greater than (i) 3.0 to 1.0 as of the last day of the Fiscal Quarter ending April 29, 2000, (ii) 3.60 to 1.0 as of the last day of the Fiscal Quarter ending October 28, 2000, (iii) 3.10 to
         1.0 as of the last day of the Fiscal Quarters ending January 27, 2001 and April 28, 2001, and (iv) 3.0 to 1.0 as of the last day of each succeeding Fiscal Quarter.

      3. Representations and Warranties.

         (a) In order to induce the Purchasers to enter into this First Amendment, each of the Company and the Guarantor confirms that (i) each of the representations and warranties set forth in the Agreement is true and correct as of the date hereof, (ii) to the extent such representation or warranty is stated to relate solely to an earlier date, such representation or warranty was true and correct as of such earlier date and (iii) no Event of Default (which has not been cured pursuant to amendments made hereunder) has occurred and is continuing.

         (b) Each of the Company and the Guarantor represents and warrants that the information set forth in the Amendment Request (a copy of which is attached hereto as Exhibit A) is true and correct in all material respects.

         (c) The projected financial statements for the Guarantor and its Restricted Subsidiaries dated August 23, 2000 delivered to the Purchasers in connection with this First Amendment were prepared by the Company in good faith and on the basis of the best information available at that time and on the assumptions stated therein, which assumptions the Company believes to be reasonable.

      4. Counterparts.

      This First Amendment may be executed by the parties hereto individually, or in any combination of the parties hereto in several counterparts, all of which taken together shall constitute one and the same First Amendment.

      5. Conditions to Effectiveness.

      The effectiveness of the Purchasers' agreement to this First Amendment is subject to the satisfaction on or prior to the date hereof of each of the following conditions:

         (a) Delivery to the Purchasers of copies of this First Amendment executed by the Company.

         (b) The Company shall have paid to the Purchasers fees and expenses of counsel to the Purchasers.

         (c) Delivery by the Company and the Guarantor of a duly executed copy of that certain Waiver and Amendment No. 1 to Credit Agreement among the Company, the Chase Manhattan Bank and various lenders party thereto dated as of September 12, 2000.

         (d) The Purchasers shall have received a Subsidiary Guarantee and a Subordination Agreement executed and delivered by Encore Promotions, Inc., Delco, Viners and Sakura (collectively, the "New Guarantors").

         (e) The Purchasers shall have received such documents and certificates as the Purchasers or their counsel may reasonably request relating to the organization, existence and good standing of each New Guarantor, the authorization of the Subsidiary Guarantee and Subordination Agreement, the incumbency of the officers executing any documents on behalf of the New Guarantors, any other legal matters relating to each New Guarantor or this First Amendment, all in form and substance satisfactory to Purchasers and their counsel.

         (f) Each of the existing Guarantors shall have executed and delivered to the Purchasers the Consent of the Guarantors attached to this First Amendment.

         6. New Notes. Each of the Company and the Guarantor hereby agrees to issue to Purchasers a new note which reflect the terms and provisions of this First Amendment if the Purchasers request such new note, and any further documentation requested by the Purchasers executed or delivered in connection therewith.

         7. Ratification and Acknowledgment.

         All of the representations, warranties, provisions, covenants, terms and conditions of the Agreement shall remain unaltered and in full force and effect the Agreement is in all respects agreed to, ratified and confirmed by each of the Company and the Guarantor. Each of the Company and the Guarantor acknowledges and agrees that the amendment provided in the First Amendment shall not be construed as establishing a course of conduct on the part of the Purchasers upon which the Company or the Guarantor may rely at any time in the future.

         8. Reference to and Effect on the Agreement.

         Except as amended by this First Amendment, all the provisions of the Agreement remain in fully force and effect from and after the date hereof, and each of the Company and the Guarantor ratifies and confirms the Agreement and each of the documents executed in connection therewith. Upon the effectiveness of this First Amendment, each reference in the Agreement and in other documents describing or referencing the Agreement to "this Agreement," "hereunder," "hereof," "herein," or words of like import referring to the Agreement, shall mean and be a reference to the Agreement as modified by this First Amendment.

         Dated as of this 24 day of October, 2000.


                                    THC SYSTEMS, INC.

                                    By: /s/ PETER J. KALLET
                                        ----------------------------------------
                                    Its: CEO


                                    ONEIDA LTD.

                                    By: /s/ PETER J. KALLET
                                        ----------------------------------------
                                    Its: CEO


                                    ALLSTATE LIFE INSURANCE COMPANY

                                    By: /s/ PATRICIA W. WILSON
                                        ----------------------------------------

                                    By: /s/ DANIEL C. LEIMBAUCH
                                        ----------------------------------------
                                              Authorized Signatories


                                    ALLSTATE INSURANCE COMPANY

                                    By: /s/ PATRICIA W. WILSON
                                        ----------------------------------------

                                    By: /s/ DANIEL C. LEIMBAUCH
                                        ----------------------------------------
                                              Authorized Signatories


                                    PACIFIC LIFE INSURANCE COMPANY

                                    By: /s/ CATHY SCHWARTZ
                                        ----------------------------------------
                                    Its: Assistant Vice President

                                    By: /s/ DIANE W. DALES
                                        ----------------------------------------
                                    Its: Assistant Secretary

                              CONSENT OF GUARANTORS

         Each of the undersigned is a party to a Subsidiary Guarantee Agreement and is a Guarantor of the obligations of the Company under the Agreement referred to above. Each of the undersigned Guarantors hereby (a) consents to the foregoing First Amendment, (b) acknowledges that notwithstanding the execution and delivery of the foregoing First Amendment, the obligations of each of the undersigned Guarantors are not impaired or affected and the Subsidiary Guarantee Agreement continues in full force and effect, and (c) ratifies the Subsidiary Guarantee Agreement.

         IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Consent of Guarantors as of the 24 day of October, 2000.


                                    BUFFALO CHINA, INC.

                                    By: /s/ GREGG R. DENNY
                                        ---------------------------------------
                                    Name:
                                        ---------------------------------------
                                    Title: Vice President


                                    THC SYSTEMS INC.

                                    By: /s/ PETER J. KALLET
                                        ----------------------------------------
                                    Name:
                                        ----------------------------------------
                                    Title: CEO

                                    EXHIBIT A

         Excerpt from the Bank Agreement(2) defining "Applicable Margin"

                  "Applicable Margin means for any day, with respect to any Loans, the Applicable Margin (expressed in terms of basis points (bps)) as determined according to the applicable level ("Level") as indicated by the following grid, with such Level to be determined on the basis of the Consolidated Leverage Ratio of Borrower and its consolidated Subsidiaries as of the last day of each Fiscal Quarter of the Borrower as reflected on the financial statements for such Fiscal Quarter delivered by the Borrower pursuant to Section 5.01(b):

---------------------------------------------------------------------------------------------------------------------
                                 Level 1      Level 2     Level 3     Level 4     Level 5     Level 6     Level 7
---------------------------------------------------------------------------------------------------------------------
Consolidated Leverage Ratio      [ ]2.00      [ ]2.25     [ ]2.50     [ ]2.75     [ ]3.00     [ ]3.25     >3.25
---------------------------------------------------------------------------------------------------------------------
Eurodollar Margin (bps)          100.0        125.0       150.0       175.0       200.0       250.0       300.0
---------------------------------------------------------------------------------------------------------------------
ABR Margin (bps)                 0.0          0.0         25.0        50.0        75.0        125.0       175.0
---------------------------------------------------------------------------------------------------------------------


                  provided that (i) during the period from the Closing Date through and including September 11, 2000, the Applicable Margin shall be based on Level 2, (ii) during the period from September 12, 2000 through and including the date on which Borrower delivers the financial statements under Section 5.01(b) for the Fiscal Quarter ending January 27, 2001, the Applicable Margin shall be based on Level 6, unless the financial statements delivered for the Fiscal Quarter ending October 28, 2000 require the Applicable Margin to be increased to Level 7 at that time, and (iii) if the Borrower shall have failed to deliver the financial statements required by Section 5.01(b) when due (without giving effect to any grace period or notice requirement) or there shall have occurred an Event of Default which has not been waived in the manner provided in
                  Section 9.02 hereof, the Applicable Margin shall immediately be adjusted to Level 7 until such time delivery of such financial statements shall have been made or the Event of Default shall have been cured or waived, as the case may be. Each change in the Applicable Margin shall be effective on the first Business Day following delivery of the most recent financial statements pursuant to Section 5.01(b) subject to the proviso set forth in the preceding sentence."


----------------------
(2) Section 4.1 of Waiver and Amendment No. 1 to Credit Agreement dated as of September 12, 2000 by and among the Guarantor, The Chase Manhattan Bank, and various banks party thereto.